Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUSPEX PHARMACEUTICALS, INC.

Lawrence C. Fritz hereby certifies that:

ONE: The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 14, 2007.

TWO: He is the duly elected and acting Chief Executive Officer of Auspex Pharmaceuticals, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Auspex Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 117,525,346 shares, each with a par value of $0.0001 per share. 62,500,000 shares shall be Common Stock and 55,025,346 shares shall be Preferred Stock. Upon the filing of this Amended and Restated Certificate of Incorporation (the “Certificate”), every ten outstanding shares of Common Stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock and every ten outstanding shares of Preferred Stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Preferred Stock, in each case, rounded down to the nearest whole share (such conversion to be referred to herein as the “Reverse Split”). No fractional shares shall be issued in connection with the Reverse Split and, in lieu thereof, any holder of less than one share of

Common Stock or Preferred Stock shall be entitled to receive cash for such holder’s fractional share equal to the product of such fraction multiplied by the fair market value of such share (as determined by the Board of Directors of the Corporation (the “Board of Directors”) in good faith) on the filing date hereof (the “Filing Date”). All share and dollar amounts in this Certificate have been adjusted to reflect the Reverse Split. All certificates representing shares of Common Stock or Preferred Stock outstanding immediately prior to the filing of this Certificate shall immediately after the filing of this Certificate represent a number of shares of Common Stock or Preferred Stock as adjusted to reflect the Reverse Split.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 613,500 shares. The second series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of 610,294 shares. The third series of Preferred Stock shall be designated “Series A-3 Preferred Stock” and shall consist of 291,666 shares. The fourth series of Preferred Stock shall be designated “Series A-4 Preferred Stock” and shall consist of 258,084 shares. The fifth series of Preferred Stock shall be designated “Series A-5 Preferred Stock” and shall consist of 52,630 shares. The Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock shall sometimes be referred to collectively herein as the “Series A Preferred Stock.” The sixth series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 4,953,942 shares. The seventh series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 15,545,230 shares. The eighth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 32,700,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are as set forth below.

1. Dividend Provisions.

(a) The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the Conversion Price (as defined below) of the Series D Preferred Stock has been made in accordance with Section 4(d)(ii) below) on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the Corporation, at the rate of 8% of the Initial Purchase Price (as defined below) per share of Series D Preferred Stock per annum, payable annually when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(b) Following payment of any dividends payable pursuant to Section 1(a) above for any particular year, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the Conversion Price (as defined below) of the Series C Preferred Stock has been made in accordance with Section 4(d)(ii) below) on the Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Corporation, at the rate of 8% of the Initial Purchase Price (as defined below) per share of Series C Preferred Stock per annum, payable annually when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(c) Following payment of any dividends payable pursuant to Section 1(a) and Section 1(b) above for any particular year, the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of 8% of the Initial Purchase Price per share of Series A Preferred Stock or Series B Preferred Stock, as applicable, per annum, payable annually when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(d) Following payment of any dividends payable pursuant to Section 1(a), Section 1(b) and Section 1(c) above, any additional dividends shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

(e) The Initial Purchase Price (the “Initial Purchase Price”) shall be (i) $1.00 per share of Series A-1 Preferred Stock, (ii) $1.70 per share of Series A-2 Preferred Stock, (iii) $2.40 per share of Series A-3 Preferred Stock, (iv) $3.10 per share of Series A-4 Preferred Stock, (v) $3.80 per share of Series A-5 Preferred Stock, (vi) $3.80 per share of Series B Preferred Stock, (vii) $0.862 per share of Series C Preferred Stock and (viii) $0.862 per share of Series D Preferred Stock, in each case as adjusted for stock splits, stock dividends, reclassification and the like.

2. Liquidation.

(a) Series D Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Initial Purchase Price as set forth in Section 1(e) hereof for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the

Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Series C Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, after the completion of the distribution required by Section 2(a) above, but prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Initial Purchase Price as set forth in Section 1(e) hereof for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) Series A Preferred Stock and Series B Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, after the completion of the distribution required by Section 2(a) and Section 2(b) above, but prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Initial Purchase Price as set forth in Section 1(e) hereof for each share of Series A Preferred Stock and Series B Preferred Stock, as applicable, then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d) Remaining Assets. Upon the completion of the distributions required by Section 2(a), Section 2(b) and Section 2(c) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock into Common Stock).

(e) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, lease, transfer, convey, exclusively license or otherwise dispose of (in a single transaction or in a series of related transactions) all or substantially all of its assets, property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), or if any other transaction (other than a capital-raising equity financing) occurs which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the stockholders of the Corporation immediately prior to the transaction owning less than 50% of the voting stock of the Corporation immediately following the transaction, unless in each case the holders of a majority of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, elect not to treat the transaction as a Liquidation Transaction (any such transaction, unless elected otherwise, a “Liquidation Transaction”), provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation (or, if the surviving corporation is a wholly owned subsidiary, its parent) following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

(ii) Valuation of Consideration. In the event of a Liquidation Transaction as described in Section 2(e)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 20 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 20 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived by the holders of a majority of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, the Liquidation Transaction shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 20 days after the Corporation has given notice of any material changes provided for herein.

(iv) Effecting A Liquidation Transaction; Effect of Noncompliance. In the event the requirements of this Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(e)(iii).

(v) Allocation of Escrow and Contingent Consideration. If, in the event of a Liquidation Transaction, any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the transaction agreement applicable to the Liquidation Transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) through Section 2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) through Section 2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(e)(v), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Initial Purchase Price (as defined in Section 1(e) hereof) per share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be (i) $1.00 per share of Series A-1 Preferred Stock, (ii) $1.70 per share of Series A-2 Preferred Stock, (iii) $2.40 per share of Series A-3 Preferred Stock, (iv) $3.10 per share of Series A-4 Preferred Stock, (v) $3.80 per share of Series A-5 Preferred Stock, (vi) $3.80 per share of Series B Preferred Stock, (vii) $0.862 per share of Series C Preferred Stock and (viii) $0.862 per share of Series D Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each and every share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is greater than $2.59 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of at least $40,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Upon the conversion of Preferred Stock pursuant to this Section 4(b), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Preferred Stock at such holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 4(c) below.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock if less than all of the Series A Preferred Stock, Series B Preferred Stock, Series

C Preferred Stock or Series D Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of such series of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the applicable Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for each series of Preferred Stock shall be determined by multiplying the Conversion Price then in effect for the applicable series of Preferred Stock by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price for the Series D Preferred Stock then in effect; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date other than the following (the “Exempted Securities”):

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation, or other persons performing services for the Corporation, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, including the Series C Representatives and Series D Representative (each as defined in Section 5(b) below) then in office, if any;

(3) Common Stock or Preferred Stock issuable upon exercise of options, warrants, notes, or other convertible securities outstanding as of the Filing Date;

(4) Common Stock issued upon conversion of the Preferred Stock;

(5) Shares of Common Stock issued pursuant to the Corporation’s (i) acquisition of intellectual property, (ii) entering into a strategic partnership transaction primarily for a purpose other than raising capital, (iii) acquisition of real property or personal property leases, (iv) acquisition of marketing rights, or (v) equipment financing or other debt financings, in each case with the affirmative vote of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis; and

(6) shares of Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated on or about the Filing Date, as such may be amended from time to time (the “Purchase Agreement”).

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of securities or rights convertible into, exercisable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock (other than the Reverse Split) or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a reclassification or recapitalization of the Common Stock, but not the Preferred Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) in which the Common Stock is converted into or exchanged for the same or a different number of shares of any other class or classes of stock, securities or property of the Corporation or otherwise, then in any such event, provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reclassification or recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the reclassification or recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall thereafter be applicable as nearly as reasonably may be, in relation to any stock, securities or other property thereafter deliverable upon conversion of the Preferred Stock.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of any series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(k) Special Mandatory Conversion. Notwithstanding anything to the contrary contained in this Section 4, the following special mandatory conversion provisions shall apply solely to the sale and issuance of Series D Preferred Stock contemplated under the Purchase Agreement.

(i) Mandatory Conversion. In the event that any Second Tranche Purchaser (as defined in the Purchase Agreement) fails to satisfy its obligation to purchase such Second Tranche Purchaser’s Second Tranche Shares (as defined in the Purchase Agreement) in the Mandatory Second Tranche Closing (as defined in the Purchase Agreement) (other than to the extent previously purchased at an Optional Second Tranche Closing (as defined in the Purchase Agreement)), all of the shares of Preferred Stock held by such non-participating Second Tranche Purchaser shall be automatically, and without further action on the part of such non-participating Second Tranche Purchaser, converted into shares of Common Stock on a one-for-one basis immediately following the Mandatory Second Tranche Closing; provided, that if a Second Tranche Purchaser’s Affiliated Fund (as defined below) purchases such Second Tranche Purchaser’s allocated Second Tranche Shares, such purchase shall be deemed participating by such Second Tranche Purchaser for purposes of this Section 4(k)(i). For purpose of this Section 4, an “Affiliated Fund” of a particular entity shall mean a person or entity (1) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of such entity or (2) that is an affiliated fund or entity of such entity, which means, with respect to a limited partnership, limited liability company or a limited liability partnership, without limitation, the manager, managing member, general partner or management company of such entity, or a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.

(ii) Mandatory Conversion Mechanics. In the event of a mandatory conversion of shares of Preferred Stock as set forth in this Section 4(k), such shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder, upon surrender of its certificate or certificates therefor (or lost certificate affidavit and agreement), (1) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof and (2) with respect to dividends declared but unpaid prior to such conversion date. Such conversion shall be deemed to have been made immediately following the Mandatory Second Tranche Closing, and the person(s) entitled to receive the shares of Common Stock issuable under such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.

5. Voting Rights.

(a) Except as expressly provided by this Certificate or as provided by law, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and the holders of Common Stock and the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The holders of a majority of the outstanding Series A Preferred Stock, voting together as a single class, shall be entitled to elect one member of the Board of Directors (the “Series A Representative”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of at least 60% of the outstanding Series C Preferred, voting together as a single class, shall be entitled to elect two members of the Board of Directors (the “Series C Representatives”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of a majority of the outstanding Series D Preferred, voting together as a single class, shall be entitled to elect one member of the Board of Directors (the “Series D Representative”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect one member of the Board of Directors (the “Preferred Representative”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Preferred Stock and Common Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors (the “Common/Preferred Representatives”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

6. Protective Provisions.

(a) So long as any shares of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:

(i) authorize or issue any other equity security, including any security (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(ii) effect or validate any change in or to the voting power, preferences or other special rights, privileges or restrictions of the Series D Preferred Stock so as to affect such shares adversely in a manner that is materially different than any other series of Preferred Stock;

(iii) increase or decrease the authorized number of shares of Preferred Stock or Common Stock of the Corporation;

(iv) declare or pay any dividend on any capital stock of the Corporation;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(vi) effect a liquidation, dissolution or winding up, or a Liquidation Transaction (unless the stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section (2)(e)(i) of this Article IV(B));

(vii) amend, alter or repeal any provision of the Corporation’s Certificate or Bylaws;

(viii) change the authorized number of directors of the Corporation;

(ix) enter into an equity financing transaction that includes a pay-to-play provision that applies to the holders of Series D Preferred Stock (other than the special mandatory conversion provision in Section 4(k), even if such pay-to-play provision applies to other series of Preferred Stock);

(x) issue any equity security of the Corporation in connection with acquiring all of the equity of another entity or all or substantially all of the assets of another entity; or

(xi) incur any indebtedness or issue any guaranty of any third-party obligation in excess of $500,000 in the aggregate that is not approved by the Board of Directors (other than indebtedness of up to $5,000,000 incurred within 90 days following the First Tranche Closing (as defined in the Purchase Agreement)).

(b) So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least (i) 85% of the then outstanding shares of Series D Preferred Stock (voting together as a separate class) if before the Mandatory Second Tranche Closing, and (ii) 75% of the then outstanding shares of Series D Preferred Stock (voting together as a separate class) from and after the Mandatory Second Tranche Closing, shall be necessary for effecting or validating any change in or to the voting power, preferences or other special rights or privileges or restrictions of the Series D Preferred Stock so as to affect such shares adversely in a manner that is materially different than any other series of Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. If and to the extent the Corporation may from time to time be or become subject to provisions of state law other than the DGCL based on the location of its assets, its stockholders or otherwise, then each holder of an outstanding share of Preferred Stock shall be deemed to have waived the application of any additional requirements of such law in connection with the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), under which the Corporation has the option to repurchase such shares: (i) upon the occurrence of certain events, such as the termination of employment or services; or (ii) pursuant to the Corporation’s exercise of rights of first refusal to repurchase such shares.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

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IN WITNESS WHEREOF, Auspex Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of October, 2012.

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Lawrence C. Fritz
Lawrence C. Fritz
Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUSPEX PHARMACEUTICALS, INC.

AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is AUSPEX PHARMACEUTICALS, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 14, 2007 (the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Certificate of Incorporation as follows:

1. Section (B)4.(k)(i) of Article IV of the Certificate of Incorporation shall be amended and restated to read as follows:

“Mandatory Conversion. In the event that any Second Tranche Purchaser (as defined in the Purchase Agreement) fails to satisfy its obligation to purchase such Second Tranche Purchaser’s Second Tranche Shares (as defined in the Purchase Agreement) in the Mandatory Second Tranche Closing (as defined in the Purchase Agreement) (other than to the extent previously purchased at the May 2013 Closing (as defined in the Purchase Agreement) and/or at an Optional Second Tranche Closing (as defined in the Purchase Agreement)), all of the shares of Preferred Stock held by such non-participating Second Tranche Purchaser shall be automatically, and without further action on the part of such non-participating Second Tranche Purchaser, converted into shares of Common Stock on a one-for-one basis immediately following the Mandatory Second Tranche Closing; provided, that if a Second Tranche Purchaser’s Affiliated Fund (as defined below) purchases such Second Tranche Purchaser’s allocated Second Tranche Shares, such purchase shall be deemed participating by such Second Tranche Purchaser for purposes of this Section 4(k)(i). For purpose of this Section 4, an “Affiliated Fund” of a particular entity shall mean a person or entity (1) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of such entity or (2) that is an affiliated fund or entity of such entity, which means, with respect to a limited partnership, limited liability company or a limited liability partnership, without limitation, the manager, managing member, general partner or management company of such entity, or a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, AUSPEX PHARMACEUTICALS, INC. has caused this CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Executive Chairman as of April 30, 2013.

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Pratik Shah
Pratik Shah, Ph.D., Executive Chairman

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUSPEX PHARMACEUTICALS, INC.

AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is AUSPEX PHARMACEUTICALS, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 14, 2007 (the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Certificate of Incorporation as follows:

1. The second and third sentences of Section (A) of Article IV of the Certificate of Incorporation shall be amended and restated to read as follows:

“The total number of shares which the Corporation is authorized to issue is 128,397,812 shares, each with a par value of $0.0001 per share. 70,472,233 shares shall be Common Stock and 57,925,579 shares shall be Preferred Stock.”

2. The second to the last sentence of Section (B) of Article IV of the Certificate of Incorporation shall be amended and restated to read as follows:

“The eighth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 35,600,233 shares.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, AUSPEX PHARMACEUTICALS, INC. has caused this CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Executive Chairman as of July 11, 2013.

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Pratik Shah
Pratik Shah, Ph.D., Executive Chairman

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]